Exhibit 9(i) under Form N-1A
                                        Exhibit 10 under Item 601/Reg. S-K

                             FUNDMANAGER TRUST

                     ADMINISTRATIVE SERVICES AGREEMENT

       This Administrative Services Agreement is made as of this 11th day of November, 1996, between FundManager Trust, a Delaware business trust (herein called the `Trust''), and Federated Administrative Services, a Delaware business trust (herein called `FAS'').
       WHEREAS, the Trust is a Delaware business trust consisting of one or more portfolios, which operates as an open-end management investment company and will so register under the Investment Company Act of 1940; and
       WHEREAS, the Trust desires to retain FAS as its Administrator to provide it with Administrative Services (as herein defined) for the portfolios identified on Schedule A, and FAS is willing to render such services;
       NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:
  1. Appointment of Administrator. The Trust hereby appoints FAS as Administrator of the Trust on the terms and conditions set forth in this Agreement; and FAS hereby accepts such appointment and agrees to perform the services and duties set forth in Section 2 of this Agreement in consideration of the compensation provided for in
      Section 5 hereof.
  2. Services and Duties. As Administrator, and subject to the supervision and control of the Trust's Board of Trustees, FAS will provide facilities, equipment, and personnel to carry out the following administrative services for operation of the business and affairs of the Trust and each of its portfolios:
      (a) prepare, file, maintain, and coordinate the distribution of the Trust's governing documents and any amendments thereto, including the Articles of Incorporation (which has already been prepared and filed), the By-laws, and the agendas, materials and minutes of meetings of Trustees and shareholders;
      (b) prepare and file with the Securities and Exchange Commission and the appropriate state securities authorities the registration statements for the Trust and the Trust's shares and all amendments thereto, reports to regulatory authorities and shareholders, prospectuses, proxy statements, and such other documents all as may be necessary to enable the Trust to make a continuous offering of its shares;
      (c) prepare, negotiate, and administer contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, portfolio accountant and transfer agent;
      (d) supervise the Trust's custodian in the maintenance of the Trust's general ledger and in the preparation of the Trust's financial statements, including oversight of expense accruals and payments, of the determination of the net asset value of the Trust and of the declaration and payment of dividends and other distributions to shareholders;
      (e) review and coordinate the calculation of performance data of the Trust for dissemination to information services covering the investment company industry;
      (f)  review the Trust's tax returns;
      (g) examine and review the operations of the Trust's custodian and transfer agent;
      (h) coordinate the layout and printing of publicly disseminated prospectuses and reports;
      (i) perform internal audit examinations in accordance with a charter to be adopted by FAS and the Trust, and coordinate and facilitate external audits by the Trust's independent auditors and regulatory examinations of the Trust;
      (j)  assist with the design, development, and operation of the Trust;
      (k) provide individuals reasonably acceptable to the Trust's Board of Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trust's Board of Trustees;
      (l) consult with the Trust and its Board of Trustees on matters concerning the Trust and its affairs; and
      (m) administer the processing of Rule 12b-1 payments and marketing expenses at the direction of the Trust and its distributor(s) and, in connection therewith, prepare quarterly reports to the Board of Trustees pursuant to Rule 12b-1.
      The foregoing, along with any additional services that FAS shall agree in writing to perform for the Trust hereunder, shall hereafter be referred to as "Administrative Services." Administrative Services shall not include any duties, functions, or services to be performed for the Trust by the Trust's investment adviser, distributor, custodian, portfolio accountant, or transfer agent pursuant to their respective agreements with the Trust.
  3. Records. FAS shall create and maintain all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940 and the rules thereunder (``1940 Act'), as the same may be amended from time to time, pertaining to the Administrative Services performed by it and not otherwise created and maintained by another party pursuant to contract with the Trust. Where applicable, such records shall be maintained by FAS for the periods and in the places required by Rule 31a-2 under the 1940 Act. The books and records pertaining to the Trust which are in the possession of FAS shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during FAS's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by FAS to the Trust or the Trust's authorized representatives.
  4. Expenses. FAS shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Administrative Services to the Trust, including the compensation of FAS employees who serve as Trustees or officers of the Trust. The Trust shall be responsible for all other expenses incurred by FAS on behalf of the Trust, including without limitation postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors, insurance premiums, fees payable to Trustees who are not FAS employees, and trade association dues.
  5. Compensation. For the Administrative Services provided, the Trust hereby agrees to pay and FAS hereby agrees to accept as full compensation for its services rendered hereunder an administrative fee at an annual rate per portfolio of the Trust's shares, payable daily, as specified below:

           Max. Admin.      Average Daily Net Assets
                  Fee                                      of the Trust
             .15%             on the first $250 million
             .125%            on the next $250 million
             .100%            on the next $250 million
             .075%            on assets in excess of $750 million

      However, in no event shall the administrative fee received during any year of this Agreement be less than, or be paid at a rate less than would aggregate, $75,000 per portfolio and $35,000 per additional class of shares. FAS may voluntarily waive this fee and the minimums in whole or part from time to time in its sole discretion.
  6.  Responsibility of Administrator.
      (a) FAS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. FAS shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, trustee, partner, employee or agent of FAS, who may be or become an officer, Director, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the duties of FAS hereunder) to be rendering such services to or acting solely for the Trust and not as an officer, trustee, partner, employee or agent or one under the control or direction of FAS even though paid by FAS.
      (b) FAS shall be kept indemnified by the Trust and be without liability for any action taken or thing done by it in performing the Administrative Services in accordance with the above standards. In order that the indemnification provisions contained in this Section 6 shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or save FAS harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FAS will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust. The Trust shall have the option to defend FAS against any claim which may be the subject of this indemnification. In the event that the Trust so elects, it will so notify FAS and thereupon the Trust shall take over complete defense of the claim, and FAS shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. FAS shall in no case confess any claim or make any compromise in any case in which the Trust will be asked to indemnify FAS except with the Trust's written consent.
  7.  Duration and Termination.
      (a) The initial term of this Agreement shall commence on the date hereof, and extend for a period of three years.
       (b) During any term of this Agreement, each time the Trust adds a new portfolio or class of shares not identified on Schedule A, the Trust has the option of (i) including the new portfolio or share class under the Agreement by extending the Agreement for an additional three years commencing on the first date upon which the new portfolio or share class has sufficient average daily net assets such that FAS will begin to earn a sum not less than its minimum ("annualized") administrative fee pursuant to
           Section 5 of this Agreement ("Additional Term");
           (ii) reimbursing FAS for its reasonable costs and expenses in establishing the new portfolio or share class; or (iii) negotiating with FAS mutually agreeable terms and fees for adding a new portfolio or class.


      (c) Upon the expiration of any term, this Agreement shall be automatically renewed each year for an additional term of one year, unless notice of termination has been delivered by either party to the other no less than one year before the beginning of any such additional term.
  8. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.
  9. Limitations of Liability of Trustees and Shareholders of FAS. The execution and delivery of this Agreement have been authorized by the Trustees of FAS and signed by an authorized officer of FAS, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of FAS, but bind only the trust property of FAS as provided in the Declaration of Trust of FAS.
  10. Limitations of Liability of Trustees or Officers, Employees, Agents and Shareholders of the Trust. FAS is expressly put on notice of the limitation of liability as set forth in the Trust's Declaration of Trust and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in any case to the Trust and its assets and that FAS shall not seek satisfaction of any such obligations from the shareholders of the Trust, the Trustees, Officers, Employees or Agents of the Trust, or any of them.
  11. Notices. Notices of any kind to be given hereunder shall be in writing (including facsimile communication) and shall be duly given if delivered to the Trust, to its investment adviser and to FAS at the following addresses: FundManager Trust (Trust), c/o Freedom Capital Management Corporation, One Beacon Street, Boston, MA 02108,
      Attention: Charles B. Lipson, President; FundManager Trust Adviser (Adviser), Freedom Capital Management Corporation, M.D. Hirsch Division, One Beacon Street, Boston, MA 02108, Attention: Charles B. Lipson, President; and Federated Administrative Services, Federated Investors Tower, Pittsburgh, PA 15222-3779, Attention: Secretary.
  12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Section 6, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Pennsylvania law; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.
  13. Counterparts.   This Agreement may be executed by different parties
      on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

FUNDMANAGER TRUST


By: /s/ Charles B. Lipson
  President


Attest: /s/ Maureen M. Renzi
     Assistant Secretary

FEDERATED ADMINISTRATIVE SERVICES


By:  /s/ S. Elliott Cohan
    -
  S. Elliott Cohan
  Senior Vice President


Attest:  /s/ Thoma sJ. Ward
        -
     Thomas J. Ward
     Secretary



                                SCHEDULE A
                                    TO
                     ADMINISTRATIVE SERVICES AGREEMENT

     The Administrative Services Agreement dated November 11, 1996 BETWEEN FEDERATED ADMINISTRATIVE SERVICES and FUNDMANAGER TRUST includes the following portfolios (and any classes thereof) effective as of the date set forth above:

                        AGGRESSIVE GROWTH PORTFOLIO
                          Financial Adviser Class
                               No-Load Class

                         GROWTH & INCOME PORTFOLIO
                          Financial Adviser Class
                               No-Load Class

                             GROWTH PORTFOLIO
                          Financial Adviser Class
                               No-Load Class

                              BOND PORTFOLIO
                          Financial Adviser Class
                               No-Load Class

                      MANAGED TOTAL RETURN PORTFOLIO
                        Financial Adviser Class